Exhibit 10.5

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” HAVE BEEN OMITTED FROM THIS EXHIBIT AS THESE PORTIONS ARE NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

SALES AND SERVICE AGREEMENT

This Sales and Service Agreement (“Agreement”) is entered into between Company and Dealer (as defined below), in consideration of the mutual covenants contained herein, and subject to the Sales and Service Agreement Terms and Conditions attached hereto. Pursuant to this Agreement, Company hereby appoints Dealer through its Dealer Locations identified in Exhibit A, as its dealer for the sale of Products (as defined below) in the Territory identified in such Exhibit.

DEFINED TERMS

In this Agreement, the following words and expressions that are not defined elsewhere in this Agreement shall have the following meanings, except where the context requires otherwise:

COMPANY:Sea Ray Division of Brunswick Corporation

COMPANY MAILING ADDRESS:  26125 N. Riverwoods Blvd., Suite 500,

Mettawa, IL 60045

DEALER (Complete legal entity name): MarineMax, Inc.

PRIMARY MAILING ADDRESS: 2600 McCormick Drive, Suite 200,

Clearwater, Florida 33759

DEALER

LOCATION(S)

(Full address and zip or postal codes):Each Dealer facility as listed on Exhibit A attached hereto.

TERRITORY:	Identified for each Dealer Location in attached Exhibit A

PRODUCT(S)

(Includes related parts and

accessories)Full line of Sea Ray boats.

TERM:   The Term of this Agreement shall be September 1, 2021 to August 31, 2024.  Thereafter, this Agreement shall automatically renew for successive three (3) year terms unless (i) terminated earlier pursuant to the terms of this Agreement or (ii) either party gives the other written notice not less than six (6) months prior to the end of the then current term that this Agreement will not renew at the end of such term.

The Term for Preferred and Standard Locations (as defined below) will be as described in Section 2.2.

EFFECTIVE DATE AND TERMINATION OF OTHER SALES AND SERVICE AGREEMENTS: Notwithstanding the date of execution of this Agreement, the terms of this Agreement shall be effective on September 1, 2021 (the “Effective Date”).  The terms of the parties’ current Sales and Service Agreements shall continue to apply until the Effective Date.  As further provided in Section 21 below, as of the Effective Date, those Sales and Service Agreements are terminated and replaced with this Agreement.

Company and Dealer acknowledge that the attached Sales and Service Agreement Terms and Conditions and Exhibits are hereby incorporated into and made a part of this Agreement.

IN WITNESS WHEREOF, Company and Dealer have executed this Agreement and the parties and the individual(s) signing for each party, respectively below represent and warrant that the individual(s) signing this Agreement is duly authorized to do so.

Sea Ray Division of Brunswick CorporationMARINEMAX, INC.

(Company)(Dealer)

By:       _____________________By:     ______________________

                    (signature)                    (signature)

Name:     _____________________Name:   ______________________

                  (printed name)                  (printed name)

Title:    _____________________Title:  ______________________

Date:    _____________________Date:  ______________________

SALES AND SERVICE AGREEMENT

TERMS AND CONDITIONS

1.Appointment of Dealer:  Company hereby appoints Dealer as a dealer for the retail sale, display, and servicing of the Product(s), as identified in the Defined Terms and subject to Company's policies and programs, from the authorized Dealer Location(s) set forth in the Defined Terms, which Products shall be purchased only from Company or an authorized Company dealer located in the country in which Dealer is located.

Except as provided herein, during the term of this Agreement, Company shall not appoint other dealers to sell Products from a dealer location within the Territory set forth in the Defined Terms; provided, however that (i) Company reserves the right to modify the Territory or appoint other dealers to sell, display and service Product from dealer locations within the Territory at any time if Dealer closes a Dealer Location without prior written notice to Company and prior written approval thereof by Company, which approval shall not be unreasonably withheld upon a review by Company of Dealer's abilities to perform the Agreement obligations in the applicable Territory, and (ii) Company shall have the right to appoint other dealers to sell, display and service Product from dealer locations within the applicable Territory to replace Dealer Locations to which this Agreement no longer applies as a result of the termination of this Agreement as to a specific Dealer Location pursuant to Section 2 or Section 16 hereof. Dealer shall not sell, advertise, solicit for sale or offer for resale Products outside of the Territory except as otherwise provided by Company’s Advertising Policy or other applicable policy. However, Dealer may make Product sales to a purchaser located outside the Territory who has entered the Territory, on his/her own, to purchase products.  Likewise, other authorized Company dealers may be permitted to make Product sales to a purchaser who is located in the Territory but has, on his/her own, gone outside the Territory to purchase Products. In addition, Company may permit former Company dealers in the Territory to continue to perform warranty work and continue to purchase and sell warranty parts and accessories for Products for a period of time after the expiration or termination of their dealer relationship with Company.  Company reserves the right in its sole discretion to monitor or otherwise enforce its policies and procedures and there are no third party beneficiary rights to such policies and procedures or this Agreement.

Company also reserves the right to make sales of Products or provide service in the Territory; provided that Company [****] in the Territory to individual consumers. Company further reserves the right to appoint other dealers or service providers to sell, display, and/or service Products, from any other location outside the Territory, even if Company or other dealers compete with Dealer for purchasers or service within the Territory.

Company shall have the right to adopt, modify and enforce policies and programs from time to time in its sole discretion and in accordance with its own business judgment which policies and programs apply to all of Company’s dealers.  Dealer agrees to comply with the material terms of such policies and programs.

2.Brand Concentration and Dealer Locations:

2.1 Applicability and Definitions:

A. Dealer acknowledges that the terms and conditions of this Agreement apply on a location by location basis.  Company shall have the right to evaluate Dealer and each Dealer Location on a location by location basis as set forth in this Agreement.

B.	Defined Terms:

a.

“BBG Concentration” means that percentage of Dealer’s new boat revenue [****]. [****] derived from the sale of BBG boats as compared to other brands.  Such percentage shall be measured annually on the Measurement Date for the twelve (12) months prior to the Measurement Date.  For purposes of clarification, the calculation of BBG Concentration will only relate to Dealer Locations where Dealer carries a BBG brand.

b.

“BBG Base Concentration” initially means the BBG Concentration as of the date of execution of this Agreement, [****].  BBG Base Concentration shall be recalculated at the beginning of any contract year (beginning with the Effective Date) if the number of Dealer Locations with a BBG brand has changed in the prior year.

c.

“Brand Concentration” (measured annually on the Measurement Date) means the percentage of Dealer’s new boat revenue attributable to Company among recreational fiberglass boats [****]. For purposes of clarification, recreational fiberglass boats shall include deck, sport boat, and sport cruiser models and those boats included in the following SSI segment references – Cruisers IO, IB, and OB (all lengths), Deck IO and OB (all lengths), and Runabouts IO and OB (all lengths).

d.	“Measurement Date” means the first day of August each year, beginning August 1, 2021.
e.	“Preferred Location” means a Dealer Location that has a Brand Concentration of at least [****] on a Measurement Date and continues to meet such [****] concentration level on each Measurement Date.
f.	“Standard Location” means a Dealer Location that does not have at least a [****] Brand Concentration level on a Measurement Date.

2.2 Term of Agreement applicable to Individual Dealer Locations:

A.Preferred Location Term. The three (3) year term of this Agreement shall apply to a Preferred Location, so long as it maintains Preferred Location status. If a location initially qualifying as a Preferred Location fails to meet the required Brand Concentration level as of a later Measurement Date, the term for such location shall convert to one (1) year beginning September 1st of the year after such location failed to meet the required Brand Concentration level, subject to the terms in Sections 2.2 B. and D. below; provided, however, that if such location achieves the required Brand Concentration level for preferred status as of a later Measurement Date such location returns to preferred status and the term will continue for the third (3rd) year.

B.Standard Location Term:  The term of this Agreement for a Standard Location shall be for one (1) year and expire on August 31, 2022.  This term shall automatically renew for successive one (1) year terms unless (i) terminated earlier pursuant to the terms of this Agreement or (ii) either party gives the other written notice during the first ninety (90) days of the then current one (1) year term that the term related to a specific location will not renew at the end of such one (1) year term, subject to the provisions of Section 2.2 D. below.

C.Exception to Location Term Provisions:  Notwithstanding the above, if Dealer’s BBG Concentration collectively across all Dealer Locations is [****] the BBG Base Concentration, the term related to all Dealer Locations shall convert to a one (1) year term pursuant to the terms of 2.2 B above.  For purposes of clarification, under no circumstances shall the term applicable to any location extend beyond the term of this Agreement.

D.     Location Nonrenewal:  If Company desires to exercise its right to nonrenew any location at the end of its one (1) year term (either a Standard Location or a Preferred Location that has converted to a one (1) year term), Company shall provide Dealer notice of the same during [****] of the contract year and Dealer shall then have the opportunity to provide Company with a recovery plan related to such location.  If Company approves the recovery plan and determines in its sole discretion based on legitimate business judgement that such plan is successfully completed, the term related to such location shall be renewed for an additional year.

2.3 Partnership Incentive Rebate:

A.  Dealer shall qualify for the Partnership Incentive Rebate if Dealer’s BBG Concentration collectively across all Dealer Locations is [****] above the BBG Base Concentration.

B. “Partnership Incentive Rebate” means: for Dealer Locations with a Brand Concentration [****] rebate on wholesale purchases of Company brand products shipped to qualifying locations for the twelve (12) months prior to the Measurement Date; for Dealer Locations with a Brand Concentration [****] rebate on wholesale purchases of Company brand products shipped to qualifying locations for the twelve (12) months prior to the Measurement Date; and for Dealer Locations with a Brand Concentration of [****] no additional incentive rebate on purchases of Company brand products for the twelve (12) months prior to the Measurement Date.

C. Company shall pay Dealer the Partnership Incentive Rebate by issuing a credit to Dealer’s parts account no later than thirty (30) days after the Measurement Date reports are provided to Company pursuant to Section 2.4.

2.4 Measurement of BBG and Brand Concentration: No later than fifteen (15) days after each annual Measurement Date, Dealer shall (i) submit a report for each Dealer Location for the twelve (12) months prior to the Measurement Date of the applicable Brand Concentration level calculated for each Dealer Location (and reasonably supporting sales information of Company in the aggregate without specific numbers related to other non-Brunswick brands), and (ii) provide the collective BBG Concentration across all Dealer Locations for the twelve (12) months prior to the Measurement Date (and supporting sales information). Upon request by Company, Dealer shall provide additional information necessary to support such reports.

2.5 Review of BBG and Brand Concentration:  If Company is unable to supply a material amount of Product forecasted by Dealer as a result of Company production limitations, the parties agree to review in good faith potential modifications to the BBG and Brand Concentration requirements referenced above.

2.6 Acquisition Support:  If Dealer is considering an acquisition of a dealer/location that will meet the definition of a Preferred Location, Company will make reasonable efforts to streamline and accelerate the review and approval process related to such acquisition.  Company will generally support such acquisitions absent material concerns with respect to the acquisition; provided that Dealer agrees in connection with such acquisition to at least maintain the Brand Concentration level at such dealer/location for the term of this Agreement. The approval process related to proposed acquisitions of a dealer/location that will be a Standard Location will continue to be governed by the terms of the parties’  separate Agreements Relating to Acquisitions (for Boston Whaler dated February 3, 2018 and for Sea Ray dated December 6, 2005, as amended effective as of September 1, 2014).

3.Location:  Dealer shall sell at retail, display, and service Products only at and from the authorized Dealer Location(s) referenced in Exhibit A, as may be amended from time to time as provided herein. Dealer Location(s) are both sales and service unless otherwise specified in writing.  Dealer shall concentrate its sales, display and service efforts within the designated Territory.

Dealer shall not delete, change, or add to the Dealer Location(s) without the prior written consent of Company. Dealer shall not directly or indirectly sell Products for use by or to a purchaser located outside of the country in which the Dealer is located, and shall not sell Products to a third party who Dealer knows or should know will resell the Products outside of the country in which the Dealer is located.  Dealer shall not sell to others (including sub-dealers) for the purpose of resale without the prior written consent of Company, which consent shall not be unreasonably withheld.  Dealer shall not utilize the services of a broker or similar agent to sell Product, unless such broker is an affiliated third party of Dealer that is located within the Territory, consummates the sale of any Product in concert with Dealer and pursuant to Dealer's standard practices, and otherwise complies with the requirements of this Agreement.  Dealer agrees to provide appropriate facilities and to assume full and complete managerial authority and responsibility for the service of the Products at and from those Dealer Location(s) specified in this Agreement and for the display and retail sale of the Products at and from each Dealer Location.  Additionally, Dealer may engage in temporary off-site display and sales activity within the Territory.

4.Responsibilities of the Parties:

4.1.Dealer's Responsibilities:

Dealer agrees to:

A.Devote its best efforts to aggressively (i) promote and advertise Products at each Dealer Location and in the Territory, and (ii) display and sell Products at each Dealer Location, in each case in accordance with the terms of this Agreement and all applicable federal, state and local laws. Dealer shall display and utilize at each Dealer Location signs, graphics and image elements with Company's Identification as defined in this Agreement, subject to approval by Company, that will positively reflect the Company image and promote the retail sale of the Products.

B.Purchase and carry on hand at all times at each Dealer Location a sufficient inventory of current Products to meet the reasonable demand of customers at each Dealer Location, as outlined by the Company.

C.Maintain at each Dealer Location (unless a sales location only, and then service shall be provided at another Dealer Location) a service department that Dealer agrees to staff, train, and equip to promptly and professionally service Products; and to maintain at each Dealer Location parts and supplies to properly service Products on a timely basis.

D.Properly perform any and all necessary Product rigging, installation, and inspection services prior to delivery to the purchaser as required by Company's current written policy and perform post-sale service of all Products originally sold by Dealer or brought to Dealer for service. Dealer will be required to provide or arrange for warranty and service work for Product regardless of the selling dealer of the Product or condition of sale.  Dealer will provide appropriate instructions to purchasers on how to obtain warranty and service work from the Dealer.  Dealer will secure all Product inventory against weathering and other damage, and maintain inventory in a like new and unused condition.

E.Furnish each Product purchaser with Company's limited warranty on new Products and with information and training as to the safe and proper operation and maintenance of the Product.

F.Warranty register each retail sold Product on Compass upon delivery of Product to the purchaser and with purchaser’s consent, provide the purchaser’s name, address, email address and phone number for the purpose of assisting Company in performing Product defect and recall campaigns.  Further, Dealer agrees to warranty register any Product purchased and used for lease, rental or other commercial purposes on Compass before using the Product.  If Dealer fails to register the Product with Company as required, Dealer shall indemnify Company against any liability, loss, or damage which Company may sustain as a result of such failure.

In instances where a retail sold boat has been registered prior to actual delivery to the purchaser, Dealer must enter the actual delivery date into Compass within thirty (30) days of delivery.  If Dealer fails to enter the actual delivery date into Compass within thirty (30) days, Dealer shall indemnify Company for any valid warranty claims filed between the warranty expiration date based on the pre-delivery registration and the warranty expiration date based on the actual delivery date.

G.Maintain complete Product sales, warranty and service records, and report to Company on a regular basis the name and address of each Product purchaser subject to applicable law.  Dealer further agrees to provide Company with access to its books and records at reasonable times and upon reasonable prior notice to verify the accuracy of information submitted for participation and eligibility in promotions and other programs.

H.(Intentionally omitted.)

I.Submit to Company upon request any additional information or clarifying information regarding Dealer’s financial statements and allow full and open disclosure of financial information concerning Dealer between Company and any financial institution or company which may finance or propose to finance all or part of Dealer's Product inventory.

J.Conduct business in a manner that preserves and enhances the reputation and goodwill of both Company and Dealer for providing quality products and services, and refrain from using any false, misleading or deceptive advertising.  Submit truthful and accurate statements, reports and information to Company and any financial institution financing or proposing to finance Dealer’s Product inventory or any purchaser of Dealer’s Product.

K. Maintain an ability to purchase Product inventory for each Dealer Location via flooring and/or self-financing that is customary to carry on hand and display Company's current Product models as indicated in the Defined Terms of this Agreement.

L.       [Intentionally omitted.]

M.Use its best efforts to maintain and improve NPS or CSI rating in compliance with any applicable NPS or CSI standards of Company.

N.Comply with all applicable governmental laws and regulations and with those Dealer obligations that may be imposed or established by Company, applicable to all other Company dealers, including but not limited to those included in the Company's policies and programs.

O.Comply with the requirements established by Company’s Advertising Policy, applicable to all other Company dealers.

P.Maintain a financial condition which is adequate to satisfy and perform its obligations under this Agreement.

Q.Provide prior written notice to Company if Dealer desires to make any material change in Dealer's financing of its Product inventory or business and give Company sufficient time to discuss and review with Dealer the effect of the proposed change.

R.Notify Company in writing at least thirty (30) days prior to the addition or deletion of any Dealer Location(s), which notification Dealer agrees shall not be deemed a consent by Company to such a proposed change.

S.Provide Company with prior notice of any proposed appointment of sub‑dealers.  All appointments of authorized sub‑dealers are subject to prior written approval by Company (“Authorized Sub-dealers”).  Dealer will set its own resale price to Authorized Sub‑dealers and assume all risk of non‑payment by the Authorized Sub‑dealers.  The Authorized Sub‑dealers are not parties to any agreement between Company and Dealer and Dealer will ensure that the Authorized Sub‑dealers do not take any actions that violate any policies and programs of Company or are inconsistent with the terms of this Agreement.  Dealer is responsible for any losses incurred by Company as a result of Authorized Sub‑dealer's performance including, but without limitation, Authorized Sub‑dealer's failure to pay Company for any Product or to pay any financial institution that finances

Products purchased by the Authorized Sub‑dealers.  Dealer will not enter into any agreement with Authorized Sub‑dealers that is inconsistent with the terms and conditions of this Agreement.

T.Notify Company in writing of the applicable brand and boat type (i) at least ten (10) days before Dealer agrees or commits to sell, display or advertise a boat brand currently carried by Dealer in an additional/new location, and (ii) at least thirty (30) days before Dealer agrees or commits to sell, display or advertise a new boat brand not already carried by Dealer.

U. Notify Company in writing if Dealer knowingly is unable to address and resolve a customer's concern or complaint related to a Product after one (1) attempt for a safety issue or two (2) attempts for a non-safety issue, and provide Company with information related to (i) the concern or complaint, (ii) Dealer's prior actions in an effort to address the issue, and (iii) Dealer's plan/proposal to address the customer's unresolved concerns.

V.Provide Company a copy of the applicable Sales Tax Exemption Certificate or Uniform Sales and Use Tax Multi-Jurisdiction Certificate which certifies the Products being purchased from Company are being purchased for the purpose of resale to retail customers.

4.2Company Responsibilities:

Company agrees to:

A.Sell Products to Dealer in accordance with Company's then-current terms and conditions of sale, limited warranties, and the price list published from time to time by Company, less any applicable discounts allowed by Company's programs applicable to Dealer.  Company shall have the right to modify its terms and conditions of sale, limited warranties, price lists and programs from time to time in its sole discretion and in compliance with the terms of this Agreement; provided, however, that Company will provide reasonable prior written notice to Dealer after the beginning of the Model Year of such modifications and that changes in the limited warranty and pricing will apply only to future retail purchases.  Company will make available its current policies and programs in electronic format or in a format Company deems appropriate, including a dealer manual.  Dealer should contact Company for a copy of the policies and programs if it does not have access to or did not receive a copy.

B.Provide to Dealer reasonable quantities of specification sheets and other advertising, merchandising or promotional material to assist Dealer in the sale of Products as Company deems appropriate.

C.Make available to Dealer in electronic format or otherwise reasonable quantities of parts books, warranty claim forms, order forms or procedures, maintenance and service manuals and other materials of a technical nature as Company deems appropriate.

D.Furnish Dealer with written instructions and/or policies for the use of trademarks, trade names, logos and other trade designations of Company that correspond to the Products as Company deems appropriate.

E.Furnish a Limited Warranty for the Products and provide warranty support and process warranty claims in accordance with Company’s warranty policy, which may be modified from time to time by Company in its sole discretion.  Company shall notify Dealer of changes to Company’s warranty policy and make available current versions of its warranty policy to Dealer.

F.Promote sales of the Products via the Internet and other marine related publications or by other means as Company deems appropriate.

G.Ship parts related to the Products in accordance with Company’s policy on shipping parts.

H.Accept payment for Product and credit Dealer's account within a reasonable time.

I.Furnish detailed invoices upon shipment and periodic statements thereafter, provide prompt communication regarding account status upon request, and administer credit policies in an impartial and non-discriminatory manner.

J.Identify Dealer's name and address in listing of authorized dealers on Company's website dealer locator (if available).  Company reserves the right to create, update and modify such a website locator from time to time as Company deems appropriate.

K.Provide reasonable technical assistance and procedures for handling of technical questions of Dealer related to the Products as Company deems appropriate.

L.Maintain communication channels in order to receive Dealer feedback from time to time as Company deems appropriate. Company shall have the right to determine how the communication channel is managed and what information shall be released.

M.Provide reasonable consultative assistance to Dealer for operational, sales and customer service support as Company deems appropriate.

N.Provide reasonable supportive informational materials for new models of Products as Company deems appropriate.

O.Provide owner’s manual for Products and similar materials for other components or accessories that are made available to Company.

       P.        Provide Dealer with two (2) seats on Company’s concept review teams to consult with Company regarding the Products and, at least annually, conduct a portfolio product review with appropriate Dealer managers.

5.Orders:  Dealer agrees to submit orders to Company in a manner and format prescribed by Company, applicable to all domestic Company dealers which orders shall be subject to Company's then current terms and conditions of sale which may be modified by Company at any time for all domestic dealers as deemed reasonably necessary.  Any order which does not comply with Company's terms and conditions need not be filled by Company provided, however, that Company shall promptly notify Dealer of such noncompliance.  Any additional or different terms submitted by Dealer will be deemed rejected and will also be void and of no effect. Dealer cancellation of orders will be subject to Company's then current cancellation policy applicable to all domestic Company dealers.  If third party financing or credit approval cannot be obtained, or is revoked by Dealer and/or Dealer’s financial institution, after an order has been accepted and scheduled for production, this will also be considered a Dealer cancellation of an order for purposes of this paragraph.  All orders submitted by Dealer are subject to acceptance by Company.

6.Prices:  The Products sold to Dealer by Company shall be on the basis of price lists published by Company from time to time, less any applicable discounts allowed by Company's programs applicable to Dealer.  Company shall have the right to revise the price lists or applicable discounts or programs at any time.  The Product prices charged to Dealer will be the lowest price then charged to other domestic dealers subject to Dealer meeting all the requirements and conditions of Company’s applicable programs, and provided that Company may in good faith, charge lesser prices to other dealers to meet existing competitive circumstances, for unusual and limited duration non‑ordinary business circumstances, or for limited duration promotional programs.  Company shall have no obligation to reimburse Dealer for any loss which Dealer may sustain by reason of any change in prices, programs, or discounts.  Terms of payment will be as specified from time to time by Company.  Dealer will pay Company the lesser of 1.5% late charges per month or the maximum permitted by applicable law on any past due invoice.  Company further reserves the right to seek reimbursement for any discounts, rebates or incentives paid to

Dealer that were unearned by Dealer pursuant to the program requirements.  Company may refuse shipment for any credit reason, including, without limitation, Dealer's failure to pay for a prior shipment or to pay any financial institution that finances Dealer’s purchases, or for Dealer's failure to protect its Product inventory from weathering or other damage and maintain inventory in a like new and unused condition.  Dealer will reimburse Company for all reasonable and necessary costs in collecting past due accounts, including attorney fees and court costs.  Dealer hereby grants to Company and Company hereby retains a security interest in all Products sold to Dealer and all proceeds arising out of the sale of the Products until such Products are paid for in full.  Dealer agrees to sign, file, authenticate, and authorize the signing, filing and authenticating by Company of such financing statements and other documents and do such other acts, as Company may request to establish and maintain a valid and protected security interest in the Products.

7.Shipments:  All shipments of Products shall be made FOB the Company factory designated by Company, and title shall pass to Dealer at the time the Products or parts are tendered to the designated carrier, or Dealer or Dealer’s Representative, at the Company factory.  Dealer shall pay all applicable shipping, transportation, delivery, and handling charges for Products ordered.  If Dealer fails to accept delivery of any Products ordered, other than material non‑conforming Products that must be returned to Company for repair, Dealer shall reimburse Company for any costs incurred, including returning such Products to Company.  If Company ships Products not ordered by Dealer, Dealer shall have the right to refuse delivery, in which event Company shall pay all costs incurred in returning same to Company.  Shipments shall be subject to Company's production schedule and availability of materials or transportation equipment.  No liability shall be sustained by Company by reason of its not filling any order due to circumstances beyond its reasonable control such as, but not limited to, labor disputes, natural disasters, accidents to machinery, acts of God, acts of or threatened acts of war or terrorism, material shortages, regulations, demands for goods exceeding Company’s available supply or any other cause beyond Company’s control.  In the event of any delay in delivery, failure to fill orders or other default or damage caused by any of the foregoing, Company may, at its option and without liability, cancel all or any portion of the applicable orders, or any order submitted pursuant to this Agreement, to the extent affected by the event of force majeure and/or extend any date upon which performance is due hereinunder.

8.Risk of Loss:  Risk of loss for Products ordered by Dealer shall pass to Dealer at the time the Products or parts are tendered to the designated carrier, or Dealer or Dealer’s Representative, at the Company factory.  Company has instructions to insure Products on behalf of Dealer from the shipping point to the final delivery point unless otherwise agreed by the parties.  Dealer will be the loss payee on any claim.  Company will assist Dealer in the processing and collection of any claims against the carrier contracted by Company.  Notwithstanding the above, upon tender of the Products to Dealer or Dealer's representative at the Company factory, Dealer assumes responsibility to insure the Products.

9.Payment - Claims:  Unless otherwise agreed between Company and Dealer in writing, all sales of Products to Dealer shall be paid for in advance by Dealer.  After an order has been submitted by Dealer and accepted by Company, payments by Dealer through a financial institution for the Product(s) related to the order shall not be conditioned on Dealer’s pre-approval.  In the event of an actual delay in shipping Product to Dealer resulting from a Dealer pre-approval, Dealer shall be subject to applicable charges pursuant to Company’s policies.  All claims for shortage or damages or unacceptable Product shall be made within a reasonable time of arrival of the shipment.  The failure of Dealer to give such notification shall constitute a waiver of any such claim. Dealer shall cause to be paid or shall make reimbursement to Company in full for any and all taxes, duties, or other charges imposed by federal, state, municipal, or other governmental authority upon any purchase or sale under this Agreement.

10.Product Modification:

A.Company shall have the right to discontinue the sale of Products or to modify the design, specifications and components of Products at any time in its sole discretion; provided, however, that Company shall notify Dealer, prior to shipment, of any major changes with respect to Products previously ordered by Dealer but not yet delivered, in which event Dealer shall have the right to terminate such order within five (5) days after such notification by providing written notice to Company.  The failure by Dealer to provide such timely written notification shall be deemed acceptance by Dealer of such changes.

B.Dealer understands that Company does not provide a warranty or Product protection coverage for replacement or repairs to specific areas of a Product that have been impacted as a result of modifications or alterations without Company authorization.  Consequently, Dealer agrees it will notify Company in writing any time Dealer modifies or alters a Product in any manner.  In addition, when seeking authorization to perform warranty or Product protection work, Dealer shall notify Company in writing if it appears that the Product on which the warranty or Product protection work is being performed has been modified, altered, or otherwise differs from the stock Product in any way. For the avoidance of doubt, the warranty or Product protection coverage is not affected and remains in full force and effect for all remaining areas of the Product not impacted as a result of modifications or alterations without authorization.

11.Warranties and Limitation of Warranties and Liability:

11.1Warranties:  Dealer agrees to:

A.Sell Products only on the basis of Company's published applicable limited warranty and make no other warranty or representations concerning the limited warranty, express or implied, either verbally or in writing.

B.Display at each Dealer Location that Product warranty information required by applicable law and furnish and make known to the first-use purchaser at the time of delivery the appropriate operations and maintenance manual provided by Company, instructions for the safe use and operation of the Product consistent with the operations and maintenance manual, the Product installation instructions, if any, together with Company's written limited warranty, including all disclaimers and limitations thereto.

C.Subject to the terms of the applicable limited warranty, expressly inform the purchaser in writing that no Company warranty applies if the Product is "used”, which includes personal or substantial demonstration use by the Dealer unless Company expressly authorizes such warranty in writing.  No Product warranty shall apply if the Product is substantially modified without the express written authorization of Company.

D.Provide timely warranty service on all Product presented to Dealer by purchasers in accordance with Company's then current warranty service program applicable to all domestic Company dealers selling comparable Products.  Dealer agrees to make all claims for reimbursement under Company's warranty service program in the manner prescribed by Company.  Company may revise its warranty service program from time to time, providing Dealer with written notification of all revisions, and those revisions will supersede all previous programs.

E.Provide Company with documentation which Company may reasonably request to verify the accuracy of the warranty claims submitted to Company by Dealer and the service provided by Dealer with regard to such warranty claims. If Company finds errors in the aggregate greater than 5% of reviewed claims submitted by Dealer and paid by Company, Company may calculate the percentage rate of error; and using that percentage rate of error, extrapolate the amount owed to Company for up to three (3) prior years of all paid claims made by Company to Dealer.  Within thirty (30) days of such notice of such amount, Dealer shall either pay the extrapolated amount to Company or pay the cost of a full audit by Company or Company’s designee and pay to Company that amount, if any, found to be owing to Company as a result of such audit.  Company agrees to honor all legitimate warranty claims on Products when made by purchaser through Dealer in the manner reasonably prescribed by Company.  Company shall respond to all proper and legitimate warranty claims submitted by Dealer within the time period described in the then current warranty policy applicable to domestic Company dealers.  Company agrees to acknowledge receipt of warranty claims, and pay or credit all accepted and undisputed claims, in accordance with the terms of the warranty policy, applicable to all domestic Company dealers.

11.2 Commercial Use:  If a Product is used for lease, rental or other commercial purposes, the terms of Company’s warranty related to commercial use will apply.

11.3Limitation of Warranties and Liability:

EXCEPT AS SPECIFICALLY PROVIDED IN COMPANY’S PUBLISHED APPLICABLE LIMITED WARRANTY, COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR, NOR SHALL THE MEASURE OF DAMAGES INCLUDE, ANY AMOUNTS FOR LOST PROFITS, LOST SALES, OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR ANY REASON OR UPON ANY CAUSE OF ACTION, WHETHER SOUNDING IN TORT, CONTRACT OR ANY OTHER LEGAL THEORY.

12.Indemnification:

A.In order to obtain preferred boat show space at discounted rates for Dealers, Company may contract with and agree to indemnify boat show sponsors and other related parties.  Accordingly, Dealer shall defend, indemnify and hold harmless Company, and any boat show sponsor which Company has agreed to indemnify, from any and all claims, causes of action, and suits, including claims of negligence arising either directly or indirectly out of Dealer’s use of boat show space originally obtained by Company.

B.Company agrees to indemnify and hold harmless Dealer for losses, cost and expense (including, but not limited to reasonable attorney’s fees) to the extent such losses, cost or expense result from any third party claim related to (1) Company's negligent acts or omissions involving the original design or manufacture of any Product at the time it left Company's possession or control, or the repair of any Product performed by Company, or (2) any breach of this Agreement by Company.  Company, through counsel of its own choosing, may defend any litigation that may arise out of any claims covered hereby, and Dealer agrees to cooperate at its own expense and provide Company with any available information as may be reasonably necessary to such defense.  In the event Company elects not to defend any litigation that may arise out of any claims covered hereby, Company will be responsible for Dealer's reasonable attorney fees on a pro‑rated basis to the extent such losses are subject to indemnification pursuant to this Agreement.

C.Dealer agrees to indemnify and hold harmless Company for losses, cost and expense (including, but not limited to reasonable attorney’s fees) to the extent such losses, cost or expense result from any third party claim related to (1) Dealer's negligent acts or omissions involving Dealer's improper preparation, use or repair of the Products, (2) statements or representations not specifically authorized by Company, including warranties inconsistent with Company's standard limited warranty, (3) damages caused by or related to the installation of any aftermarket components or any other modification or alteration affecting a specific area of the Product, or (4) any breach of this Agreement by Dealer.  Dealer, through counsel of its own choosing, may defend any litigation that may arise out of any claims covered hereby, and Company agrees to cooperate at its own expense and provide Dealer with any available information as may be reasonably necessary to such defense.  In the event Dealer elects not to defend any litigation that may arise out of any claims covered hereby, Dealer will be responsible for Company's reasonable attorney fees on a pro‑rated basis to the extent such losses are subject to indemnification pursuant to this Agreement.

D.The provisions in this Section 12 regarding indemnification do not apply to claims by third parties in which there has been a judicial determination that the indemnifying party does not have liability to the third party.  The provisions in this Section 12 shall survive the expiration or termination of this Agreement.

13.Repossession or Repurchase of Product by Company:  Dealer shall be liable to and reimburse Company for any and all losses or deficiencies on the sale or disposition of any Product purchased by Dealer pursuant to this Agreement which is repossessed or repurchased by Company for any reason whatsoever, except as contemplated in Section 16. G.  Dealer shall also be liable for any and all discounts, volume rebates, or other sales incentives paid to Dealer on Product repurchased, and all reasonable attorney's fees, court costs, and expenses incurred in connection with such repossession or repurchase.  Dealer agrees to provide Company, upon request, guarantees or other adequate security to cover any repurchase or financial obligations that Company may assume in connection with Dealer's flooring or financing.

14.Trademarks and Service Marks:  Dealer acknowledges that Company or its affiliated companies are the exclusive owners of various trademarks, service marks, trade designations, logos and trade dress (collectively "Identification") which Company uses in connection with Products and its business.  Dealer is authorized to use Identification only in the manner prescribed by Company, only in connection with the promotion and sale of Products, and only until the expiration or termination of this Agreement.  Dealer shall not register or assist any other party to register any domain name that contains or closely resembles any Company Identification without first obtaining the prior written consent of Company. Dealer shall not use Identification in any unauthorized manner or in any manner that adversely reflects upon the reputation of Company or in relation to any other matter that is a breach of this Agreement.  Dealer shall not use Identification or advertise outside of the Territory without Company's express written consent and shall comply with Company’s Advertising Policy.  Dealer acquires no proprietary rights with respect to Identification, and this authorization shall terminate simultaneously with the termination or expiration of this Agreement.  In the event of expiration or termination of this Agreement, Dealer shall immediately discontinue use of Identification in any way whatsoever and shall thereafter not use, either directly or indirectly, any Identification or any confusingly similar Identification in a manner likely to confuse, mislead, or deceive the public.  Dealer may continue to use Identification for a reasonable period of time if Company does not repurchase Dealer Product inventory as long as such Identification use remains subject to the terms of this Agreement, Company's Advertising Policy or any other instructions provided by the Company.  Dealer agrees that any unauthorized use or continued use of Identification after the period of time allowed by this Paragraph 14 shall constitute irreparable harm entitling Company to equitable relief, including injunction and specific performance, without the necessity of posting bond or proving actual damages, as a remedy for any such breach.  Such remedies shall not be deemed to be the exclusive remedies for such a breach by Dealer but shall be in addition to all other remedies available at law or equity to Company.

15.No Agency Created:  It is understood and agreed that Dealer is not, nor shall it at any time represent itself to be, the agent, employee, representative, partner, or franchisee of Company for any purpose.  Neither party shall enter into any contract or commitment in the name of or on behalf of the other party.  Company has no fiduciary duty to Dealer pursuant to this Agreement or the relationship between the parties.  Dealer is not required to pay, and shall not pay, to Company any fee for the right to purchase the Products or to otherwise do business with the Company.

16.Term of Agreement - Termination:

A.The term of this Agreement shall be as set forth in the Defined Terms subject, however, to earlier termination in accordance with the terms of this Agreement.  Neither party is under any obligation, express or implied, to renew or extend this Agreement or to enter into a new Agreement upon expiration.  Company and Dealer acknowledge and agree that if Dealer continues to operate as a dealer for the retail sale, display and servicing of the Product(s) after this Agreement expires without the execution and delivery of a new agreement, there is no tacit, deemed or other renewal or extension of this Agreement, but if Company continues to sell Products to Dealer after termination or expiration of this Agreement, Dealer shall continue to operate as a dealer for the retail sale, display and servicing of the Product(s), from the authorized Dealer Locations(s) on a month-to-month basis, subject to the applicable terms and conditions of this Agreement.  In such case, either Company or Dealer may terminate this Agreement following the end of the then current one (1) month term upon at least two (2) months’ prior written notice to the other party.

B.Subject to the provisions of Section 16. F. below, Company may terminate this Agreement upon the giving of at least sixty (60) days prior written notice to Dealer if: (1) Dealer does not have an ability to purchase Products via flooring or self-financing, or (2) Dealer fails to meet its financial obligations as they become due to either Company or lender(s) financing Products. Company shall work in good faith with Dealer to try to resolve any differences between them prior to giving such 60‑day notice of termination.

C.This Agreement may be terminated at any time by the mutual consent of the parties.

D.Subject to the provisions of Section 16F below, either party may, upon six (6) months prior written notice to the other stating the reasons therefore, terminate this Agreement in the event of the material breach or default of any of the material obligations, covenants, representations, warranties, or duties imposed in this Agreement or in Company's policies or programs applicable to domestic Company dealers; provided that the breach or default has not been cured during the notification period.  In such event, the non-breaching party will provide written notice to the breaching party and an opportunity to cure or remedy such breach.  The parties shall work together in good faith to resolve any issues.

E.Notwithstanding subparagraph D above or anything in this Agreement to the contrary, this Agreement may be immediately terminated by a party upon sixty (60) days prior written notice to the other party if any of the following occur with regard to the other party:  (1) the other party ceases to exist; (2) the other party becomes insolvent, fails to pay debts when due or otherwise takes or fails to take any action which indicates an inability to pay debts when due; or (3) the other party makes a fraudulent misrepresentation that is material to this Agreement. This Agreement may be terminated upon sixty (60) days prior written notice by Company upon the occurrence of:  (1a) a prohibited assignment, transfer, delegation or subcontracting without consent as described in Paragraph 18A; (2b) the commission by Dealer of an act of fraud upon Company; (3c) the commission by Dealer (or any of its officers) of a felony or other act of fraud, moral turpitude or dishonesty which is materially detrimental to Company’s reputation or business or which materially impairs the Dealer's ability to perform the duties under this Agreement; or (4d) Dealer fails to pay any lender financing Products after the sale of Products by Dealer (out of trust).

F.For the purpose of Section 16D, if a breach or default by Dealer pertains only to one Dealer Location, Company shall have the right to terminate this Agreement related to that particular Dealer Location only.  For the purpose of Section 16B or E, if Dealer breaches or defaults as described in such provisions, Company may, in its own discretion, elect either to terminate the entire Agreement (as to all Dealer Locations) or terminate only as to a particular Dealer Location subject to this Agreement.  Notwithstanding the foregoing, in the event of any possible termination pursuant to Section 16B or E, a party seeking to terminate shall first provide written notice to the other party stating the potential grounds therefore and both parties shall work together in good faith for a period of no less than sixty (60) days to resolve any concerns between the parties.

G.[****]

Notwithstanding the above, the Parties agree to work in good faith to sell inventory and manage Dealer’s inventory prior to termination in any event of termination or non-renewal or expiration of the Agreement.

H.In the event of termination of this Agreement prior to its expiration date, provided the termination is not for fraud, bad faith, moral turpitude, dishonesty or insolvency of Dealer, Company will nevertheless continue to sell to Dealer warranty parts and accessories for Products on a cash on delivery basis for a period not to exceed twelve (12) months in order that Dealer may continue to provide warranty service on Products which have outstanding warranties subject to Dealer's compliance with the terms and conditions of Company's warranty and parts program applicable to all domestic Company dealers.  The performance of any warranty work after termination or expiration of this Agreement shall not be construed as a continuation of this Agreement, the commencement of a new agreement, or a waiver of the termination.

I.Any period of time described in this Agreement shall be modified to such different period of time that may be required by applicable law.

J.In the event of expiration or termination of this Agreement by either party, Company is relieved from any obligation to make any further Product shipments under this Agreement, and may cancel all of Dealer’s unshipped orders for Products, irrespective of previous acceptance by Company, except those which are proved to Company’s satisfaction to have been the subject of a binding customer order to Dealer prior to the receipt of any notice of termination.  The acceptance of orders from Dealer for the continuous sale of Products to Dealer or any other act after termination of this Agreement shall not be construed as a continuation of this Agreement, the commencement of a new agreement, or a waiver of the termination.  Upon the termination of this Agreement, all obligations owed by Dealer to Company shall become immediately due and payable on the effective date of the termination, whether otherwise then due or not (without presentment, demand, protest or notice of any kind, all of which are waived by Dealer); and Company may offset or deduct from any and all sums owed to Dealer any and all sums owed by Dealer to Company, or any parent, affiliate or subsidiary of Company, returning to Dealer the excess, if any.

K.In the event of expiration or termination of this Agreement, subject to the terms of Paragraph 14, Dealer must cease use of all Company trademarks, logos, catalogs and other commercial sales material and may no longer hold itself out to the public as an authorized dealer of Company Products. Dealer should also remove all Company signs and other identification marks from its premises at that time.

17.Governing Law:  This Agreement shall be governed, interpreted and construed according to the laws of the State of Tennessee, U.S.A., without regard to applicable conflicts of law.

18.Privacy:

A. Compliance with Laws.  Company and its affiliates and Dealer undertake, in the context of this Agreement, to comply with their respective obligations under any and all applicable data protection laws and regulations (the “Data Protection Laws”). For the purposes of fulfilling the terms of this Agreement, Company and its affiliates shall collect and/or receive from Dealer personal data about Dealer’s officers, employees, contractors and customers.  Dealer hereby authorizes Company and its affiliates to store, use and process all personal data collected in fulfilling the terms of this Agreement anywhere Company or its affiliates do business.  Such personal data may include names, phone numbers, and e-mail/postal addresses (“Personal Data”).  As a global company, Company and its affiliates may transfer Personal Data to other Brunswick Corporation (“Brunswick”) entities and to third-party processors and assignees acting on Brunswick’s behalf and under Brunswick’s instructions, for uses consistent with this Agreement. Dealer acknowledges that it shall inform its officers, employees, contractors and customers and consumers in accordance with applicable Data Protection Laws, with respect to the disclosure to – and further processing by – Company and its affiliates of their Personal Data for the above-mentioned purposes, before providing any Personal Data to Company and its affiliates.

B.Handling of Personal Data/Data Security:  In light of applicable privacy and data protection laws, including the California Consumer Privacy Act (“CCPA”), which can apply to Dealer and to the personal data Dealer collects from Dealer’s customers, prospective customers, and even Dealer’s employees, to help ensure that Brunswick and its Dealers can meet the requirements of these laws and to ensure sound data privacy practices, Brunswick has adopted a new policy for its Dealers regarding data privacy.  This policy may be found by going to Dealer’s Compass home page at https://www.compassbbg.com/home.htm and clicking on the link to the Policies (Updated) page.  Dealer agrees to comply with such policy as amended from time to time.

19.Assignability/Transfer:

A.This appointment and Agreement is made and entered into with the distinct understanding that it is personal with Dealer, and is not, whether by operation of law, change in control or otherwise, assignable or in any part delegable or transferable unless the express written consent of Company is obtained; provided, however, that Dealer may assign the appointment and this Agreement to a subsidiary or affiliate without consent.  An assignment by Dealer to any subsidiary or affiliate shall not relieve Dealer from any obligation or responsibility provided for under the terms of this Agreement.  Unless first approved by Company in writing, any purported assignment, transfer, delegation or subcontracting of Dealer’s rights and obligations under this Agreement by it (other than to a subsidiary or affiliate) may immediately render this Agreement terminated in Company's sole discretion.

B.Company may not assign this Agreement without the prior written consent of Dealer, except that no such consent is necessary with respect to assignment of this Agreement to any Company owned subsidiary or affiliate as of the effective date of this Agreement.  An assignment by Company to any owned subsidiary or affiliate shall not relieve Company from any obligation or responsibility provided for under the terms of this Agreement.  Upon any sale of the business or the assets of Company to a nonaffiliated third party, and where Dealer does not agree to the assignment, this Agreement shall be terminated and Company shall be released from any further obligations and liabilities to supply Products of Company to Dealer under this Agreement provided however that the provisions of Sections 12 and 16 and all other provisions that are intended to survive termination either expressly or impliedly shall do so in accordance with their terms.

20.Notices, Communications:

A.Any notice to be given pursuant to Paragraph 16 of this Agreement shall be in writing and either hand delivered (by courier or otherwise), or mailed, postage prepaid, by recognized overnight carrier (e.g., UPS or FedEx), return receipt requested, to Company at the address listed in the Defined Terms (to the CEO with a copy to Company’s General Counsel), and to Dealer at the address listed in the Defined Terms (to the CEO with a copy to Dealer’s General Counsel).  Notice pursuant to Paragraph 16 may also be given by e-mail if a copy is also subsequently hand delivered or mailed in the manner described herein.  All other notices to be given pursuant to this Agreement shall be in writing and either hand-delivered (by courier or otherwise), mailed, postage prepaid, or sent by  e-mail, to Company or Dealer at the address listed in the Defined Terms and to the above referenced contacts.  The above notices shall be deemed to be given upon first receipt.  A change of address or contact information may be given by any means described in this paragraph.

B.Dealer hereby grants permission and consent to Company, and to those entities that are authorized by Company, to send or transmit communications (including but not limited to faxes, wireless communications, and e-mails) to Dealer and Dealer’s officers, directors, employees, subsidiaries and affiliates, and their permitted successors and assigns.  Such communications are not limited in content and may include advertisements, and Dealer understands that by providing such consent it may incur costs that are related to the receipt of such communications.  Dealer further agrees that such communications may be sent to any telephone number or electronic media address provided by Dealer.

21.Entire Agreement - Non-Waiver:  This Agreement, including any attached addenda, contains the entire agreement between the parties with respect to the matters set forth herein, except as otherwise provided in any addendum that may be entered into between the parties, and may not be amended or modified except by a written instrument signed by Company and Dealer that expressly states that the writing constitutes an amendment to this Agreement, provided that Company may in its sole discretion and from time to time make changes to its policies and programs applicable to all domestic Company dealers upon the giving of notice to Dealer. This Agreement terminates and replaces all prior agreements made between the parties regarding the subject matter of this Agreement and there are no other agreements regarding the matters herein. However, the ordinary business accounts between Dealer and Company, including those for warranty work and for Products previously purchased by Dealer, shall remain due and payable in the ordinary course of business. Any promise or representation allegedly made by either party following execution of this Agreement or any amendment that is not stated in a written amendment shall have no effect and neither party may rely on any such promise or statement. Failure on the part of Company or Dealer to enforce any term of this Agreement shall not constitute a waiver thereof.

22.Severability – Existing Claims:  Whenever possible, each paragraph of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any portion of this Agreement is deemed invalid or unenforceable, the remaining sections shall still be enforceable unless removal of that portion so materially alters the risks and benefits to either party that enforcement would be substantially unfair.  In such a case, the parties agree to immediately negotiate a substitute clause to restore each party as closely as possible to the risks and benefits originally assumed.  Dealer represents to Company that it is not aware of any claims, causes of action, or disputes that it has or may assert against Company that arise out of or have accrued prior to the effective date of this Agreement.  Dealer further represents to Company that it has not breached or otherwise violated any term or condition of any previous agreement with Company.

23.Venue: Any action, claim, suit or proceeding between Company and Dealer or any owners of Dealer, whether based on federal, state, statutory, or common law, including but not limited to, any and all disputes relating to, arising out of or in connection with the interpretation, performance or the nonperformance of this Agreement and any and all disputes arising out of or in connection with transactions in any way related to this Agreement (including the expiration or termination of this Agreement) shall be litigated solely and exclusively before the United States District Court for the Eastern District of the State of Tennessee.  The parties consent to the in personam jurisdiction of said court for the purposes of any such litigation and waive, fully and completely, any right to dismiss and/or transfer any action pursuant to 28 U.S.C. Section 1404 or 1406 (or any successor statutes) or the doctrine of forum non conveniens.  In the event the United States District Court does not have subject matter jurisdiction of said matter, then such matters shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in Knox County, Tennessee and the parties consent to the personal jurisdiction of such courts for the purpose of such litigation.

24. [Intentionally omitted.]

25.Jury Waiver:  Company and Dealer irrevocably waive trial by jury in any action or proceeding, brought by either party.

26.[Intentionally omitted.]

27.Reservation of Rights:  Company grants to Dealer only those rights expressly stated in this Agreement.  Except to the extent otherwise expressly provided in this Agreement, Company retains all rights.  This Agreement does not concern any other brands or products, except the Company Products identified in the Defined Terms hereof.  Company and/or its affiliates reserve the right to own, acquire, manage, sell, display or service other products and other brands in any area (including the Territory), including those that may compete with the Products.  Company reserves the right to share information, including information concerning Dealer, with its related entities and affiliates.  Company reserves the right to receive incentives, rebates or other payments from third-party suppliers, including without limitation related to purchases by or through Dealer from such third party suppliers.

28.Counterparts and Signatures:  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same Agreement.  Any signature delivered by fax or other electronic transmission shall be deemed to be an original signature.

29.     Confidentiality.  Each party shall maintain as confidential all proprietary business information, trade secrets and all materials containing confidential business information provided to such party by the other party, including but not limited to customers, vendors, price lists, wholesale prices, programs, rebates, discounts, inventions, concepts, designs, structures, formulas, processes, financial information, employees, strategic plans, acquisition plans or other business affairs of the disclosing party.  Dealer acknowledges that subsidiaries, affiliates and other divisions of Brunswick Corporation may be given access or have access to confidential business information received in connection with this Agreement, and such disclosure does not constitute a breach of this paragraph.  Each party, on behalf of its directors, officers, employees and agents to whom such information and materials are disclosed, agree that it shall keep such information and materials confidential both during and after the Term of this Agreement for a period of three (3) years provided that if any such information or material is a trade secret, then the obligations under this Section shall survive the termination of this Agreement for the longer of five (5) years or the length of time such information remains a trade secret.

These obligations of confidentiality do not apply to any information which (1) was known to the receiving party prior to receipt from the disclosing party; (2) is independently developed by the receiving party, provided that the burden of proof of such independent development shall be on the receiving party; (3) is or becomes publicly known without the fault of the receiving party; (4) is or becomes rightfully available to the receiving party without confidential restriction from a source not bound by a confidentiality obligation to the disclosing party; (5) is required by law, rule or regulation to be disclosed; (6) is required to be disclosed pursuant to court or government action; provided, the disclosing party is given reasonable prior notice of such disclosure; or (6) is disclosed pursuant to written agreement of the parties.

The terms of this paragraph are in addition to, and in no way a limitation of, the terms of any confidentiality or non‑disclosure agreement (or any confidentiality provision in any other agreement) between or involving Company (or its affiliates) and Dealer.

30.Miscellaneous:  In case of any dispute relating to the rights and duties imposed by this Agreement, both parties will openly discuss and make reasonable efforts at amicable resolution.  Except as expressly described to the contrary in this Agreement, the rights and remedies of each party are not exclusive.  Unless otherwise provided, where either party has a right to make a determination or pursue or not pursue a particular course of action under the terms of this Agreement, such as, for example granting consent or approval, such determinations and decisions shall be made by such party in its sole discretion. As defined herein, a domestic Company dealer shall be an authorized Company dealer whose territory is located solely within the continental Unites States.

EXHIBIT A

Dealer Locations

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